Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

among

LA JOLLA PHARMACEUTICAL COMPANY
a Delaware corporation,

JEWEL MERGER SUB, INC.,
a Delaware corporation

and

ADAMIS PHARMACEUTICALS CORPORATION,
a Delaware corporation

__________________________

Dated as of December 4, 2009

i

2.17	Environmental Matters	18

2.18	Legal Proceedings	18

2.19	Contracts; No Defaults.	18

2.20	Labor Matters	19

2.21	Unlawful Payments	19

2.22	Financial Advisor	19

2.23	Title to Assets; No Real Property.	19

2.24	Representations Complete	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LA JOLLA AND MERGER SUB		20

3.1	Organization and Good Standing	20

3.2	Subsidiaries.	20

3.3	Authority	21

3.4	No Conflict	21

3.5	Consents	21

3.6	Governmental Authorizations	22

3.7	Capitalization.	22

3.8	SEC Reports; Financial Statements.	23

3.9	Absence of Certain Changes	24

3.10	Interested Party Transactions	24

3.11	Intellectual Property.	24

3.12	Taxes.	25

3.13	Employee Benefit Plans.	27

3.14	Employee Matters	28

3.15	Insurance	28

3.16	Compliance with Legal Requirements	28

3.17	Environmental Matters	29

3.18	Legal Proceedings	29

3.19	Contracts; No Defaults.	29

3.20	Labor Matters	30

3.21	Unlawful Payments	30

3.22	Financial Advisor	30

3.23	Title to Assets; No Real Property.	30

3.24	Representations Complete	30

ARTICLE IV CONDUCT BEFORE THE EFFECTIVE TIME		31

4.1	Access and Investigation	31

4.2	Operation of La Jolla’s Business.	31

4.3	Operation of Adamis’s Business.	32

4.4	Disclosure Schedule Updates	33

4.5	No Solicitation.	33

ARTICLE V ADDITIONAL AGREEMENTS		37

5.1	Proxy Statement; Registration Statement.	37

5.2	Adamis Stockholder Meeting; Change in the Adamis Board Recommendation.	38

5.3	La Jolla Stockholder Meeting; Change in the La Jolla Board Recommendation; Adoption of Agreement by La Jolla as Sole Stockholder of Merger Sub.	40

5.4	Regulatory Approvals	41

5.5	Indemnification of Officers and Directors.	41

5.6	Additional Agreements.	42

5.7	Disclosure	43

5.8	Directors; Officers	43

5.9	Tax Matters.	43

5.10	La Jolla Amendment	44

5.11	Adamis’s Auditors	44

5.12	La Jolla’s Auditors	44

5.13	Legends	44

5.14	Confidentiality	44

5.15	FIRPTA Compliance	44

5.16	Rule 16b-3	45

5.17	Use of La Jolla Net Cash	45

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		45

6.1	Stockholder Approval	45

6.2	No Restraints	45

6.3	Governmental Authorization	45

6.4	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	45

6.5	Registration Statement	46

ARTICLE VII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LA JOLLA AND MERGER SUB		46

7.1	Accuracy of Representations	46

7.2	Performance of Covenants	46

7.3	No Material Adverse Effect	46

7.4	Consents	46

7.5	Agreements and Other Documents	47

7.6	Sarbanes-Oxley Certifications	47

7.7	SEC Reports	47

7.8	Legal Opinion	47

ARTICLE VIII ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF ADAMIS		47

8.1	Accuracy of Representations	47

8.2	Performance of Covenants	47

8.3	No Material Adverse Effect	48

8.4	Consents	48

8.5	Documents	48

8.6	Sarbanes-Oxley Certifications	48

8.7	Board of Directors	48

8.8	Officers	48

8.9	Certificate of Amendment	48

8.10	SEC Reports	48

8.11	Legal Opinion	48

ARTICLE IX TERMINATION		49

9.1	Termination	49

9.2	Effect of Termination	51

9.3	Expenses; Termination Fees.	51

ARTICLE X MISCELLANEOUS PROVISIONS		52

10.1	Non-Survival of Representations and Warranties	52

10.2	Amendment	52

10.3	Waiver.	52

10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	52

10.5	Applicable Law; Jurisdiction	53

10.6	Waiver of Jury Trial	53

10.7	Notices	53

10.8	Cooperation	54

10.9	Severability	54

10.10	Other Remedies; Specific Performance	54

10.11	Construction.	55

v

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 4, 2009, by and among La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), Jewel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of La Jolla (“Merger Sub”), and Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”).  Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A.           The Board of Directors of La Jolla and Adamis have each determined that it is in the best interests of their respective stockholders for Adamis and La Jolla to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Adamis (the “Merger”), with Adamis continuing after the Merger as the surviving corporation and wholly owned subsidiary of La Jolla.

B.           Pursuant to the Merger, each outstanding share of common stock, $0.0001 par value per share, of Adamis (“Adamis Common Stock”) will, in accordance with the provisions of this Agreement, be converted into the number of shares of La Jolla’s common stock, $0.01 par value per share (“La Jolla Common Stock”) equal to the Exchange Ratio.

C.           In connection with, and immediately before the consummation of, the Merger, a reverse stock split of La Jolla Common Stock shall be consummated, pursuant to which each outstanding share of La Jolla Common Stock shall be converted into the number of shares of La Jolla Common Stock determined as provided in Section 1.5 below.

D.           The Board of Directors of La Jolla (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) has determined that the Merger is in the best interests of La Jolla and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of La Jolla, and (iii) has determined to recommend that La Jolla, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger and such other actions as are contemplated by this Agreement.

E.           The Board of Directors of Adamis (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has determined that the Merger is in the best interests of Adamis and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of Adamis.

F.           The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

G.           As an inducement to La Jolla to enter into this Agreement, concurrently herewith certain stockholders of Adamis have entered into an agreement with La Jolla, in the form attached hereto (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of capital stock of Adamis owned by such person to approve this Agreement and the transactions contemplated hereby.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

1.1           Merger of Merger Sub into Adamis.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time Merger Sub shall be merged with and into Adamis, and the separate existence of Merger Sub shall cease.  Adamis will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

1.2           Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  As a result of the Merger, Adamis will become a wholly-owned subsidiary of La Jolla.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Adamis and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Adamis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3           Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in San Diego, California, at 10:00 a.m., on a date and at a location to be agreed by La Jolla and Adamis (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as La Jolla and Adamis may mutually agree in writing.  At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to La Jolla and Adamis.  The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4           Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)           Adamis Certificate of Incorporation.  The Adamis Charter, as in effect immediately before the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit B-1 hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b)           Adamis Bylaws.  The Adamis Bylaws, as in effect immediately before the Effective Time, shall be amended to read in its entirety as set forth on Exhibit B-2 hereto and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws;

(c)           Adamis Directors.  The directors of Adamis immediately before the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and

(d)           Adamis Officers.  The officers of Adamis immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.5           Reverse Split of La Jolla Common Stock.

(a)           La Jolla Restated Certificate.  Immediately before the Effective Time, and subject to receipt of the requisite stockholder approval at the La Jolla Stockholder Meeting, La Jolla shall cause to be filed an amendment to its certificate of incorporation and/or an Amended and Restated Certificate of Incorporation (the “La Jolla Restated Certificate”), whereby without any further action on the part of La Jolla, Adamis or any stockholder of La Jolla:

(i)           The shares of La Jolla Common Stock issued and outstanding immediately before the filing of the La Jolla Restated Certificate shall be combined in a reverse stock split, with each share thereafter representing a fractional share equal to the Reverse Stock Split Ratio (the “Reverse Stock Split”);

(ii)           the total number of authorized shares of La Jolla Common Stock and La Jolla Preferred Stock shall be 225,000,000 and 8,000,000 shares, respectively.

(iii)           With respect to the determination of the La Jolla Net Cash as of the Closing Date and the number of Post-Effective La Jolla Stockholder Shares, within five (5) days before the Closing Date, La Jolla shall deliver to Adamis (the date of such delivery, the “Net Cash Delivery Date”) an unaudited certification (the “Net Cash Certification”) of the calculation of the projected La Jolla Net Cash as of the Closing Date, with a detailed schedule showing each item taken into account in determining the amount of La Jolla Net Cash (including without limitation each Liability and each amount, if any, reserved or taken into account with respect to Liabilities after the Closing Date).  Within two (2) days after the Net Cash Delivery Date, Adamis will notify La Jolla whether Adamis accepts the Net Cash Certification or whether Adamis disputes the Net Cash Certification, setting forth in reasonable detail the basis for such dispute.  If Adamis accepts the original Net Cash Certification, then the original Net Cash Certification shall be the basis for determining La Jolla Net Cash at the Closing Date.  If Adamis disputes the initial Net Cash Certification, the parties shall attempt to resolve the dispute promptly.  If a final resolution of the dispute is reached within a ten-day period following Adamis’s objection, then the initial Net Cash Certification, such changes as have been agreed upon, shall be the final Net Cash Certification for all purposes under this Agreement.  If no final resolution of the dispute is reached within such ten-day period, then the dispute shall be submitted to an independent auditing firm mutually selected by Adamis and La Jolla, who shall make a final determination with respect to such dispute within ten (10) Business Days after submission of the dispute or as soon as practicable thereafter.  The expenses of the auditing firm shall be allocated between the parties ratably on the inverse basis of the percentage of disputed amount that is awarded to Adamis (e.g., if 75% of the disputed amount is awarded to Adamis, then 75% of the expense shall be allocated to La Jolla).  The La Jolla portion of such expenses will be treated as a Liability that reduces the amount of La Jolla Net Cash.  The independent accounting firm shall consider only the items in dispute.  The final determination by such auditing firm shall be binding upon the parties and the initial Net Cash Certification, with such changes as have been finally determined by such auditing firm, shall be the final Net Cash Certification for all purposes under this Agreement.

(b)           No Fractional Shares.  No fractional shares of La Jolla Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued.  La Jolla will round down to the nearest whole share any fraction of a share that any La Jolla stockholder would otherwise receive (after aggregating all fractional shares issuable to such holder), and any holder of La Jolla Common Stock who would otherwise be entitled to receive a fraction of a share of La Jolla Common Stock (after aggregating all fractional shares of La Jolla Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of La Jolla Common Stock, instead receive from La Jolla an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of La Jolla Common Stock (as reported on the Nasdaq Capital Market, or the OTC Bulletin Board or, if the La Jolla Common Stock is not traded on the Nasdaq Capital Market or OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by La Jolla’s Board of Directors) on the five trading days immediately prior to the effective date of the Reverse Stock Split (giving effect to the Reverse Stock Split).  In lieu of the foregoing, La Jolla may, in its discretion, elect to round up each fractional share (after aggregating all fractional shares issuable to such holder) to a whole share.  The aggregate value of the fractional share payments and out-of-pocket expenses associated with the Reverse Stock Split and the post-Closing exchange of certificates (the “Reverse Split Expenses”) shall be disregarded in calculating the La Jolla Net Cash.

(c)           Reverse Stock Split and the Exchange Ratio.  The Exchange Ratio set forth herein assumes the effectiveness of the Reverse Stock Split set forth above.

1.6           Shares to be Issued; Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of La Jolla, Merger Sub, Adamis or any stockholder of Adamis, the following shall occur:

(a)           Conversion of Adamis Common Stock.  Subject to the terms of Section 1.10(h), each share of Adamis Common Stock issued and outstanding immediately before the Effective Time (other than any shares of Adamis Common Stock to be canceled pursuant to Section 1.6(b), if any, and excluding any Dissenting Shares (to the extent provided in Section 1.8)) will be converted automatically into the right to receive: (i) that number of shares of La Jolla Common Stock equal to the Exchange Ratio, and (ii) any cash, without interest, to be paid in lieu of any fractional share of Adamis Common Stock in accordance with Section 1.6(f).

(b)           Cancellation of Treasury and La Jolla-Owned Shares.  Any shares of Adamis Capital Stock held as treasury stock or held or owned by Adamis or La Jolla immediately before the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)           Adamis Restricted Stock.  If any shares of Adamis Common Stock issued and outstanding immediately before the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement, stock restriction agreement, cancellation agreement or other agreement with Adamis (such shares, the “Adamis Restricted Stock”), then the shares of La Jolla Common Stock issued in exchange for such shares of Adamis Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of La Jolla Common Stock shall accordingly be marked with appropriate legends to reflect such repurchase option or risk of forfeiture.  Adamis and La Jolla shall take all action that may be necessary to ensure that, from and after the Effective Time, La Jolla is entitled to exercise any such repurchase option or right of cancellation or other right set forth in any such restricted stock purchase agreement or other agreement.

(d)           Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e)           Adjustments to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, any outstanding shares of Adamis Common Stock or La Jolla Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares (other than the Reverse Stock Split) (such transaction or event being referred to as a “Recapitalization”), then the Exchange Ratio, the Reverse Stock Split Ratio and, if applicable, the per-share prices set forth in the definition of the Post-Effective La Jolla Stockholder Shares shall, as applicable, be correspondingly adjusted to provide the holders of Adamis Capital Stock and Adamis Options and La Jolla Stock and La Jolla Options the same economic effect as contemplated by this Agreement before such event and any such adjustment to the Exchange Ratio shall be approved by Adamis and La Jolla.   No Recapitalization may be effected by one party with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(f)           No Fractional Shares.  No fractional shares of La Jolla Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued.  The holder of shares of Adamis Common Stock who would otherwise be entitled to receive a fraction of a share of La Jolla Common Stock (after aggregating all fractional shares of La Jolla Common Stock to be received by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing shares of Adamis Capital Stock (the “Adamis Stock Certificate”), instead receive from La Jolla an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by

(ii) the applicable price per share which shall be equal to the average closing price of La Jolla Common Stock (as reported on the Nasdaq Capital Market, or the OTC Bulletin Board or, if the La Jolla Common Stock is not traded on the Nasdaq Capital Market or the OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by La Jolla’s Board of Directors) on the five trading days immediately prior to the Effective Date (after giving effect to the Reverse Stock Split).

1.7           Calculation of the Exchange Ratio.  For purposes of this Agreement, the “Exchange Ratio” shall be one (1) share of La Jolla Common Stock (assuming the effectiveness of the Reverse Stock Split) in exchange for one (1) share of Adamis Common Stock outstanding immediately before the Effective Time.

1.8           Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, if Section 262 of the DGCL (or Chapter 13 of the California Corporations Code, to the extent applicable to Adamis by virtue of Section 2115 thereof) provides for appraisal rights with respect to the Merger, then any shares of Adamis Capital Stock that have not been voted in favor of adoption of this Agreement, and with respect to which a demand for payment and appraisal have been properly made in accordance with (a) Section 262 of the DGCL or (b) Chapter 13 of the California Corporations Code (to the extent applicable to Adamis by virtue of Section 2115 thereof) (such shares referred to as “Dissenting Shares”), shall not be converted into or represent a right to receive La Jolla Common Stock pursuant to Section 1.6(a), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the California Corporations Code, as applicable; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive La Jolla Common Stock as determined in accordance with Section 1.6(a).

1.9           No Further Transfer of Adamis Capital Stock.   At the Effective Time all shares of Adamis Capital Stock outstanding immediately before the Effective Time shall automatically be exchanged, and all holders of Adamis Capital Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of Adamis, except the right to receive the consideration described in Section 1.6(a) or Section 1.8, as applicable.  No further transfer of any such shares of Adamis Capital Stock shall be made on such stock transfer books after the Effective Time.  Subject to Section 1.10(f) if, after the Effective Time, any shares of Adamis Capital Stock are presented to the Exchange Agent or to Adamis or La Jolla, such Adamis shares shall be canceled and shall be exchanged as provided in Section 1.10.

1.10           Exchange of Certificates; Exchange Agent.  Prior to the Effective Time, La Jolla and Adamis will jointly select and designate a national bank, trust company or transfer agent to act as agent of La Jolla for purposes of, among other things, mailing and receiving transmittal letters and distributing the La Jolla Common Stock to the holders of Adamis Common Stock (the “Exchange Agent”).

(b)           La Jolla to Provide Common Stock.  Promptly after the Effective Time, La Jolla shall supply or cause to be supplied or made available to the Exchange Agent for exchange in accordance with this Section 1.10, through such reasonable procedures as La Jolla may adopt, instructions regarding issuance of certificates evidencing the shares of La Jolla Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Adamis Capital Stock outstanding immediately before the Effective Time (the “Exchange Shares”).

(c)           Exchange Procedures.  As promptly as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Adamis Capital Stock whose shares would be converted into the right to receive shares of La Jolla Common Stock pursuant to Section 1.6(a), (i) a letter of transmittal in customary form; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of Adamis Capital Stock in exchange for certificates (or, if La Jolla elects to have shares be represented in uncertificated form, then notifications of share ownership) representing shares of La Jolla Common Stock.  Upon surrender of Adamis Capital Stock for cancellation to the Exchange Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Adamis Capital Stock shall be entitled to receive in exchange therefor (x) a certificate (or, for uncertificated shares, a notification of share ownership) representing the number of whole Exchange Shares into which the Adamis Common Stock represented thereby shall have been converted into the right to receive as of the Effective Time, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10(d), and (z) cash in respect of any fractional shares as provided in Section 1.6(f), and the Adamis Capital Stock so surrendered shall forthwith be canceled.  Until so surrendered, each such outstanding share of Adamis Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of La Jolla Common Stock into which such shares of Adamis Capital Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares.  If any Adamis Stock Certificate shall have been lost, stolen or destroyed, La Jolla may, in its discretion and as a condition precedent to the issuance of any certificate (or notification of share ownership) representing La Jolla Common Stock, require the owner of such lost, stolen or destroyed Adamis Stock Certificate to provide a reasonable affidavit and/or bond as indemnity against any claim that may be made against the Exchange Agent, La Jolla or the Surviving Corporation with respect to such Adamis Stock Certificate.

(d)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to La Jolla Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Adamis Capital Stock with respect to the shares of La Jolla Common Stock represented thereby until the holder of record of such Adamis Capital Stock shall surrender such shares of Adamis Capital Stock.  Subject to applicable law, following surrender of any such Adamis Capital Stock, there shall be delivered to the record holder of Adamis Capital Stock a certificate representing whole shares of La Jolla Common Stock issued in exchange therefor (including any cash in respect of any fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section) with respect to such shares of La Jolla Common Stock.

(e)           Transfers of Ownership.  If any certificate (or notification of share ownership) for shares of La Jolla Common Stock is to be issued in a name other than that in which Adamis Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Adamis Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to La Jolla or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate (or notification of share ownership) for shares of La Jolla Common Stock in any name other than that of the registered holder of the Adamis Capital Stock surrendered, or established to the satisfaction of La Jolla or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as La Jolla may reasonably request.

(f)           Termination of Exchange Shares.  Any Exchange Shares which remain undistributed to the stockholders of Adamis twelve (12) months after the Effective Time shall be delivered to La Jolla, upon demand, and any stockholders of Adamis who have not previously complied with this Section shall thereafter look only to La Jolla for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section, none of the Exchange Agent, La Jolla, Adamis or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Dissenting Shares.  The provisions of this Section shall also apply to Dissenting Shares that lose their status as such, except that the obligations of La Jolla under this Section shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such shares to which such holder is entitled pursuant to Section 1.6.

1.11           Further Action.  If, at any time after the Effective Time, any further action that is commercially reasonable and lawful is determined by La Jolla to be necessary or appropriate to carry out the purposes of this Agreement or to vest La Jolla with full right, title and possession of all shares of Adamis Capital Stock, the officers and directors of Adamis and La Jolla shall be fully authorized (in the name of Adamis and/or La Jolla or otherwise) to take such action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ADAMIS

Adamis represents and warrants to La Jolla that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to La Jolla concurrently herewith (the “Adamis Disclosure Letter”).  The disclosures set forth in the Adamis Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.  The disclosures in any section or subsection of the Adamis Disclosure Letter shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1           Organization and Good Standing.  Adamis is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets.  Adamis is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Adamis.

2.2           Subsidiaries.

(a)           The Adamis Disclosure Letter sets forth all direct and indirect Subsidiaries of Adamis.  Adamis owns all of the equity of each Subsidiary.  Except as set forth on the Adamis Disclosure Letter, Adamis does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity (each an “Entity”).  Except as set forth in Section 2.2(a) of the Disclosure Letter, Adamis has not agreed and is not obligated to make any future investment in or capital contribution to any Entity, and Adamis has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

(b)           Each Subsidiary of Adamis: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Adamis and its Subsidiaries, when considered together.

2.3           Authority.  Adamis has all requisite corporate power and authority to enter into this Agreement and the other agreements to which it is a party expressly required to be executed and delivered in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Adamis, subject only to the approval of this Agreement by the stockholders of Adamis.  The Board of Directors of Adamis has unanimously approved this Agreement and the Merger.  This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Adamis, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of Adamis enforceable against Adamis in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, and subject to general principles of equity.

2.4           No Conflict.  The execution and delivery by Adamis of this Agreement and the Ancillary Agreements to which Adamis is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Adamis Charter (in its current form and as it may be amended immediately before the Effective Time) or the Adamis Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on Adamis, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Adamis, (iii) subject to obtaining the approval of Adamis’s stockholders and except as would not reasonably be expected to have a Material Adverse Effect on Adamis, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Adamis or any of its properties or assets, or (iv) conflict with, or result in a violation of any resolution adopted by Adamis’s stockholders, Adamis’s board of directors or any committee of Adamis’s board of directors.

2.5           Consent.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or any party to any Material Contract of Adamis is required by or with respect to Adamis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Adamis and any Ancillary Agreement to which Adamis is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on Adamis.

2.6           Governmental Authorizations.  Adamis has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Adamis currently operates or holds any interest in any of its properties, or (b) that is required for the operation of Adamis’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Adamis.

2.7           Capitalization.

(a)           The authorized capital stock of Adamis consists of 175,000,000 shares of Adamis Common Stock, $0.0001 par value, and 10,000,000 shares of Adamis Preferred Stock, $0.0001 par value, of which there were issued and outstanding, as of the date of this Agreement, 45,972,303 shares of Adamis Common Stock and no shares of Adamis Preferred Stock.  All of the outstanding shares of Adamis Capital Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of Adamis, are not subject to preemptive rights or rights of first refusal created by statue, the Adamis Charter, the Adamis Bylaws or any agreement to which Adamis is a party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws.  There are no declared or unpaid dividends with respect to any shares of Adamis Capital Stock.  None of Adamis’s debt could be classified as equity for tax purposes.

(b)           Section 2.7 of the Adamis Disclosure Letter sets forth: (i) the number of outstanding options and warrants to purchase shares of Adamis Common Stock; (ii) the number of shares reserved for further issuance under the Adamis 2009 Equity Incentive Plan; (iii) with respect to each option and warrant outstanding as of the date of this Agreement, (A) the name of the holder of such option or warrant, (B) the total number of shares of Adamis Common Stock that are subject to such option or warrant and the number of shares of Adamis Common Stock with respect to which such option or warrant is immediately exercisable, (C) the date of which such option or warrant was granted and the term of such option or warrant, (D) the vesting schedule, if any, of such option or warrant, (E) the exercise price per share of Adamis Common Stock purchasable under such option or warrant and (F) whether such option or warrant has been designated an “incentive stock option” as defined in Section 422 of the Code; and (iv) an accurate and complete description of the terms of each repurchase option which is held by Adamis and to which any of such shares is subject.

(c)           Except as set forth in Section 2.7 of the Adamis Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Adamis; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Adamis; (iii) contract under which Adamis is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to Adamis’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Adamis.

2.8           SEC Reports; Financial Statements.

(a)           As of their respective filing dates, all annual, quarterly or current reports, filed by Adamis with the SEC since January 1, 2009 (including those that Adamis may file subsequent to the date hereof) (such reports, as amended “Adamis SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that Adamis has filed with the SEC, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Exchange Act.  Since January 1, 2009, Adamis has filed with the SEC all reports that are required to have been filed.

(b)           No Subsidiary of Adamis is or has been required to file any form, report, registration statement or other document with the SEC.  The consolidated financial statements (including any related notes thereto) contained in the Adamis SEC Reports (in the form, as applicable, in any amendments to such Adamis SEC Reports) (the “Adamis Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Adamis and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Adamis and its Subsidiaries for the periods covered thereby.  The unaudited balance sheet of Adamis as of September 30, 2009, that is included in the Adamis Financial Statements is referred to herein as the “Adamis Current Balance Sheet.”

(c)           Adamis maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of Adamis’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)           Adamis has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which the Adamis Common Stock is listed or quoted or any other trading market or stock quotation system on which the Adamis Common Stock was previously listed or quoted to the effect that Adamis is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system.  Adamis is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

2.9           Absence of Certain Changes
.  Since the date of the Adamis Current Balance Sheet, except as set forth in the Adamis Disclosure Letter or as disclosed in the Adamis SEC Reports, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Adamis; (b) any acquisition, sale or transfer of any material assets or material properties of Adamis or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Adamis or any revaluation by Adamis of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Adamis or any direct or indirect redemption, purchase or other acquisition by La Jolla of any of its shares of capital stock; (e) any Material Contract entered into by Adamis, or any material amendment or termination of, or default under, any Material Contract to which Adamis is a party or by which it is bound, in each case that would reasonably be expected to result in a Material Adverse Effect on Adamis; (f) any amendment or change to Adamis Charter or Adamis Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by Adamis to any of its directors or employees; (h) any sale, issuance or authorization by Adamis of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or any other security, or (3) any Convertible Securities; any formation by Adamis of any Subsidiary or any acquisition of any equity interest or other interest in any other Equity (other than Merger Sub); (i) any other material event that is not in the Ordinary Course of Business; or (j) any agreement by Adamis to do any of the things described in the preceding clauses (a) through (i).

2.10           Interested Party Transactions.  Except as set forth in the Adamis SEC Reports or as set forth in Section 2.10 of the Adamis Disclosure Letter, Adamis is not indebted to any director, officer or employee of Adamis (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Adamis.  Except as set forth in the Adamis SEC Reports or as set forth in Section 2.10 of the Adamis Disclosure Letter, Adamis is not a party to any transaction of the type that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.11           Intellectual Property.

(a)           Adamis and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to Adamis and each of its Subsidiaries (the “Adamis Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(b)           Neither Adamis nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of the Adamis Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Adamis or any of its Subsidiaries would have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(c)           To Adamis’s Knowledge, neither Adamis nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition.  No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Adamis’s Knowledge, threatened against Adamis, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Adamis or any of its Subsidiaries with respect to such claim or Legal Proceeding.  Neither Adamis nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of Adamis Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(d)           To Adamis’s Knowledge, neither Adamis nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Adamis Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Adamis or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

2.12           Taxes.

(a)           As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all U.S. federal, state, local or foreign taxes, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor Entity.

(b)           Adamis and each of its Subsidiaries has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Adamis and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.  Adamis has delivered or made available to La Jolla correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Adamis or any of its Subsidiaries filed or received since January 1, 2008 or, if later, since inception.  None of Adamis or any of its Subsidiaries is delinquent in the payment of any Taxes due and owing by Adamis and each of its Subsidiaries

(c)           Adamis and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           There is no Tax deficiency outstanding or assessed or, to Adamis’s Knowledge, proposed against Adamis that is not reflected as a liability on the Adamis Current Balance Sheet, nor has Adamis executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired).  No claim has ever been made by an authority in a jurisdiction where Adamis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Adamis.  Neither Adamis nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707(C)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(e)           To Adamis’s Knowledge, Adamis has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Adamis Financial Statements, whether asserted or unasserted, contingent or otherwise.  Neither Adamis nor any of its Subsidiaries will incur any liability for Taxes through the Effective Date other than in the ordinary course of business or pursuant to this Agreement.

(f)           Neither Adamis nor any of its Subsidiaries has received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Adamis.

(g)           Adamis is not a party to any tax-sharing agreement or similar arrangement with any other party, and Adamis has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(h)           Adamis has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Adamis was the parent.

(i)           Adamis has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(j)           Neither Adamis nor any of its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations.  Neither Adamis nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Adamis or any of its Subsidiaries that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).  None of the Adamis common stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(k)           Adamis will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date, or (F) election with respect to the discharge of indebtedness under Section 108(i) of the Code.

(l)           Adamis has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

2.13           Employee Benefit Plans.

(a)           The Adamis Disclosure Letter contains a complete and accurate list (to the extent not already filed as an exhibit with the Adamis SEC Reports) of each Adamis Employee Agreement and each plan, program, policy, practice, contract, agreement or other arrangement providing for performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by Adamis (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Adamis within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs services for Adamis (or any subsidiary) or with respect to which Adamis or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Adamis Employee Plans”).  Adamis has furnished or made available to La Jolla true and complete copies of documents embodying each of the Adamis Employee Plans and, with respect to each Adamis Employee Plan that is subject to ERISA reporting requirements, Adamis has provided or made available copies of the Form 5500 reports filed for the last two plan years.

(b)           Compliance.  Each Adamis Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Adamis and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of Adamis Employee Plans.  No Adamis Employee Plan is intended to be qualified under Section 401(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Adamis Employee Plan.  There are no claims or Legal Proceedings pending, or, to Adamis’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Adamis Employee Plan or against the assets of any Adamis Employee Plan.  There are no audits, inquiries or Legal Proceedings pending or, to Adamis’s Knowledge, threatened by any Governmental Authority with respect to any Adamis Employee Plan.  For at least the three years preceding the date of this Agreement, neither Adamis nor any of its Subsidiaries has incurred any penalty or tax with respect to any Adamis Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Adamis and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each Adamis Employee Plan.

(c)           No Title IV or Multiemployer Plan.  No Adamis Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d)           Future Commitments.  No Adamis Employee Plan provides (except at no cost to Adamis or any of its Subsidiaries), or reflects or represents any liability of Adamis or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to Adamis or any of its Subsidiaries, neither Adamis nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of Adamis or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e)           Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Adamis or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Adamis Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.14           Employee Matters.  Adamis is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment.  There are no proceedings pending or, to Adamis’s Knowledge, threatened, between Adamis, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on Adamis.  Except as may be reflected in the Adamis SEC Reports, Adamis has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.15           Insurance.  The Adamis Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of Adamis.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid and, to Adamis’s Knowledge, Adamis is otherwise in compliance with the terms of such policies.  To Adamis’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

2.16           Compliance with Legal Requirements.  For all periods of time during which the respective applicable statute of limitations periods have not expired, except as disclosed in the Adamis SEC Reports or in Section 2.16 of the Adamis Disclosure Letter, (i) Adamis and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to Adamis’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) neither Adamis nor any of its Subsidiaries has received any written or, to Adamis’s Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Adamis or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to Adamis or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on Adamis or its Subsidiaries, considered together.

2.17           Environmental Matters.  To Adamis’s Knowledge, Adamis is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law.  Adamis has not received, nor to Adamis’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.18           Legal Proceedings.  Except as may be disclosed in the Adamis SEC Reports, there is no pending Legal Proceeding that has been commenced by or against Adamis.  To Adamis’s Knowledge, no Person has threatened to commence any Legal Proceeding against Adamis.  Except as may be disclosed in the Adamis SEC Reports, there is no judgment, decree or order against Adamis, or, to Adamis’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Adamis.  To Adamis’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.19           Contracts; No Defaults.

(a)           Each Material Contract of Adamis is set forth in Section 2.19(a) of the Adamis Disclosure Letter or filed as an exhibit to the Adamis SEC Reports, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b)           Adamis has not violated or breached, or committed any default under, any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on Adamis. Except as set forth in the Adamis Disclosure Letter or the Adamis SEC Reports, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract of Adamis, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract of Adamis, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract of Adamis, or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on Adamis.  Neither Adamis nor any of its Subsidiaries has received any notice or other written or, to Adamis’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of Adamis.

(c)           The Adamis Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of Adamis or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Adamis and the consummation of the transactions contemplated hereby and thereby.

2.20           Labor Matters.  Adamis is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Adamis is not the subject of any Legal Proceeding asserting that Adamis has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment.  There is no strike, work stoppage or other labor dispute involving Adamis pending or, to Adamis’s Knowledge, threatened against Adamis.

2.21           Unlawful Payments.  To Adamis’s Knowledge, none of Adamis, or any officer, director, employee, agent or representative of Adamis has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Adamis, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.22           Financial Advisor.  Except as disclosed in writing to La Jolla before the date of this Agreement, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Adamis.

2.23           Title to Assets; No Real Property.

(a)           Adamis owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:  (i)  all assets reflected on its balance sheet as of the date of the Adamis Current Balance Sheet; (ii)  all equity interests of its Subsidiaries, all Adamis Patent and Proprietary Rights and all of Adamis’s rights under the Material Contracts required to be identified in Section 2.19 of the Adamis Disclosure Letter; and (iii) all other assets reflected in Adamis’s books and records as being owned by Adamis.  All of said assets are owned by Adamis free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Adamis or any of its Subsidiaries.

(b)           Except as set forth in Section 2.23 of the Adamis Disclosure Letter, Adamis does not own any real property and Adamis is not party to any lease for real property either as a lessee or lessor.

2.24           Representations Complete.  This Agreement (as limited and qualified by the Adamis Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LA JOLLA AND MERGER SUB

La Jolla, and Merger Sub (with respect to the representations, warranties and covenants of Merger Sub), represent and warrant to Adamis that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to Adamis concurrently herewith (the “La Jolla Disclosure Letter”).  The disclosures set forth in the La Jolla Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.  The disclosures in any section or subsection of the La Jolla Disclosure Letter shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1           Organization and Good Standing.  La Jolla is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets.  La Jolla is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on La Jolla.

3.2           Subsidiaries.

(a)           The La Jolla Disclosure Letter sets forth all direct and indirect Subsidiaries of La Jolla.  La Jolla owns all of the equity of each Subsidiary.  Except as set forth on the La Jolla Disclosure Letter, La Jolla does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any Entity.  Except as set forth in Section 3.2(a) of the Disclosure Letter, La Jolla has not agreed and is not obligated to make any future investment in or capital contribution to any Entity, and La Jolla has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

(b)           Each Subsidiary of La Jolla: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on La Jolla and its Subsidiaries, when considered together.

3.3           Authority.  Each of La Jolla and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of La Jolla and Merger Sub, subject only to the approval of this Agreement by the stockholders of La Jolla and Merger Sub.  The Board of Directors of La Jolla and Merger Sub have unanimously approved this Agreement and the Merger.  This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by La Jolla and Merger Sub, and this Agreement constitutes and the Ancillary Agreements will constitute at the Closing) the valid and binding obligations of La Jolla and Merger Sub enforceable against each of La Jolla and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, and subject to general principles of equity.  Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby.  Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments.  Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

3.4           No Conflict.  The execution and delivery by La Jolla of this Agreement and the Ancillary Agreements to which La Jolla is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the La Jolla Charter (in its current form and as it may be amended immediately before the Effective Time) or the La Jolla Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on La Jolla, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of La Jolla, (iii) subject to obtaining the approval of La Jolla’s stockholders and except as would not reasonably be expected to have a Material Adverse Effect on La Jolla, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to La Jolla or any of its properties or assets or (iv) conflict with, or result in a violation of any resolution adopted by La Jolla’s stockholders, La Jolla’s board of directors or any committee of La Jolla’s board of directors.

3.5           Consents.  No consent, waiver, approval, order or authorization of or registration, declaration or filing with or notice to, any Governmental Entity or any party to any Material Contract is required by or with respect to La Jolla or any of its Subsidiaries in connection with the execution and delivery of this Agreement by La Jolla and any Ancillary Agreement to which La Jolla is a party or the consummation by La Jolla of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on La Jolla.

3.6           Governmental Authorizations.  La Jolla has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which La Jolla currently operates or holds any interest in any of its properties, or (b) that is required for the operation of La Jolla’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on La Jolla.

3.7           Capitalization.

(a)           The authorized capital stock of La Jolla consists of 225,000,000 shares of Common Stock, $.01 par value, and 8,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the date of this Agreement, 65,722,648 shares of Common Stock and no shares of Preferred Stock.  The shares of La Jolla Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and shall be issued in material compliance with all applicable federal and state securities laws.  All of the outstanding shares of La Jolla Common Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of La Jolla, are not subject to preemptive rights or rights of first refusal created by statue, La Jolla Charter, La Jolla Bylaws or any agreement to which La Jolla is a party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws.  There are no declared or unpaid dividends with respect to any shares of La Jolla Common Stock.  None of La Jolla’s debt could be classified as equity for tax purposes.

(b)           Section 3.7 of the La Jolla Disclosure Letter sets forth: (i) the number of outstanding options and warrants to purchase shares of La Jolla Common Stock; (ii) the number of shares reserved for further issuance under the La Jolla Equity Incentive Plans and the La Jolla Employee Stock Purchase Plan; (iii) with respect to each option and warrant outstanding as of the date of this Agreement, (A) the name of the holder of such option or warrant, (B) the total number of shares of La Jolla Common Stock that are subject to such option or warrant and the number of shares of La Jolla Common Stock with respect to which such option or warrant is immediately exercisable, (C) the date of which such option or warrant was granted and the term of such option or warrant (D) the vesting schedule, if any, of such option or warrant, (E) the exercise price per share of La Jolla Common Stock purchasable under such option or warrant and (F) whether such option or warrant has been designated an “incentive stock option” as defined in Section 422 of the Code; and (iv) an accurate and complete description of the terms of each repurchase option which is held by La Jolla and to which any of such shares is subject.

(c)           Except as set forth in Section 3.7 of the La Jolla Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of La Jolla; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of La Jolla;  (iii) contract under which La Jolla is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to La Jolla’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of La Jolla.

3.8           SEC Reports; Financial Statements.

(a)           As of their respective filing dates, all annual, quarterly or current reports, filed by La Jolla with the SEC since January 1, 2009 (including those that La Jolla may file subsequent to the date hereof) (such reports, as amended the “La Jolla SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that La Jolla has filed with the SEC, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Exchange Act.  Since January 1, 2009, La Jolla has filed with the SEC all reports that are required to have been filed.

(b)           No Subsidiary of La Jolla is or has been required to file any form, report, registration statement or other document with the SEC.  The consolidated financial statements (including any related notes thereto) contained in the La Jolla SEC Reports (in the form, as applicable, in any amendments to such La Jolla SEC Reports) (the “La Jolla Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of La Jolla and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of La Jolla and its Subsidiaries for the periods covered thereby.  The unaudited balance sheet of La Jolla as of September 30, 2009, that is included in the La Jolla Financial Statements is referred to herein as the “La Jolla Current Balance Sheet.”
(c)           La Jolla maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of La Jolla’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.9           Absence of Certain Changes.  Since the date of the La Jolla Current Balance Sheet, except as set forth in the La Jolla SEC Reports or as set forth in Section 3.9 of the La Jolla Disclosure Letter, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on La Jolla; (b) any acquisition, sale or transfer of any material assets or material properties of La Jolla or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by La Jolla or any revaluation by La Jolla of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of La Jolla or any direct or indirect redemption, purchase or other acquisition by La Jolla of any of its shares of capital stock; (e) any Material Contract entered into by La Jolla, or any material amendment or termination of, or default under, any Material Contract to which La Jolla is a party or by which it is bound, in each case that would reasonably be expected to result in a Material Adverse Effect on La Jolla; (f) any amendment or change to La Jolla Charter or La Jolla Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by La Jolla to any of its directors or employees; (h) any sale, issuance or authorization by La Jolla of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or any other security, or (3) any Convertible Securities; any formation by La Jolla of any Subsidiary or any acquisition of any equity interest or other interest in any other Equity (other than Merger Sub); (i) any other material event not in the Ordinary Course of Business; or (j) any agreement by La Jolla to do any of the things described in the preceding clauses (a) through (i).

3.10           Interested Party Transactions.  Except as set forth in the La Jolla SEC Reports or as set forth in Section 3.10 of the La Jolla Disclosure Schedule, La Jolla is not indebted to any director, officer or employee of La Jolla (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to La Jolla.  Except as set forth in the La Jolla SEC Reports or in Section 3.22 of the La Jolla Disclosure Letter, La Jolla is not a party to any transaction of a type that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.11           Intellectual Property.

(a)           La Jolla and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to La Jolla (the “La Jolla Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(b)           Neither La Jolla nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of the La Jolla Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of La Jolla or any of its Subsidiaries would have a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(c)           To La Jolla’s Knowledge, neither La Jolla nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition.  No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to La Jolla’s Knowledge, threatened against La Jolla, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Legal Proceeding.  Neither La Jolla nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of the La Jolla Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(d)           To La Jolla’s Knowledge, neither La Jolla nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any La Jolla Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by La Jolla or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

3.12           Taxes.

(a)           La Jolla has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to La Jolla and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law.  La Jolla has delivered or made available to Adamis correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by La Jolla or any of its Subsidiaries filed or received since January 1, 2008.  None of La Jolla or any of its Subsidiaries is delinquent in the payment of any Taxes due and owing by La Jolla and its Subsidiaries.

(b)           La Jolla and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           There is no Tax deficiency outstanding or assessed or, to La Jolla’s Knowledge, proposed against La Jolla that is not reflected as a liability on the La Jolla Current Balance Sheet nor has La Jolla executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired).  No claim has ever been made by an authority in a jurisdiction where La Jolla does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of La Jolla.  Neither La Jolla nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707(C)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(d)           To La Jolla’s Knowledge, La Jolla has no liabilities for unpaid Taxes that have not been accrued for or reserved on the La Jolla Financial Statements, whether asserted or unasserted, contingent or otherwise.  Neither La Jolla nor any of its Subsidiaries will incur any liability for Taxes through the Effective Time, other than in the ordinary course of business or pursuant to this Agreement.

(e)           Neither La Jolla nor any of its Subsidiaries has received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against La Jolla.

(f)           La Jolla is not a party to any tax-sharing agreement or similar arrangement with any other party, and La Jolla has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)           La Jolla has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which La Jolla was the parent.

(h)           La Jolla has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i)           Neither La Jolla nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.  Neither La Jolla nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of La Jolla or any of its Subsidiaries that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law).  None of the La Jolla common stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(j)           La Jolla will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election with respect to the discharge of indebtedness under Section 108(i) of the Code.

(k)           La Jolla has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.13           Employee Benefit Plans.

(a)           The La Jolla Disclosure Letter contains a complete and accurate list (to the extent not already filed as an exhibit with the La Jolla SEC Reports) of each La Jolla Employee Agreement and each plan, program, policy, practice, contract, agreement or other arrangement providing for performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by La Jolla (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with La Jolla within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs services for La Jolla (or any subsidiary) or with respect to which La Jolla or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “La Jolla Employee Plans”).  La Jolla has furnished or made available to Adamis true and complete copies of documents embodying each of the La Jolla Employee Plans and, with respect to each La Jolla Employee Plan that is subject to ERISA reporting requirements, La Jolla has provided or made available copies of the Form 5500 reports filed for the last two plan years.

(b)           Compliance.  Each La Jolla Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and La Jolla and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the La Jolla Employee Plans.  Any La Jolla Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained from the Internal

Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any La Jolla Employee Plan.  There are no claims or Legal Proceedings pending, or, to La Jolla’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any La Jolla Employee Plan or against the assets of any La Jolla Employee Plan.  There are no audits, inquiries or Legal Proceedings pending or, to La Jolla’s Knowledge, threatened by any Governmental Authority with respect to any La Jolla Employee Plan.  For at least the three years preceding the date of this Agreement, neither La Jolla nor any of its Subsidiaries has incurred any penalty or tax with respect to any La Jolla Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  La Jolla and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each La Jolla Employee Plan.

(c)           No Title IV or Multiemployer Plan.  No La Jolla Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d)           Future Commitments.  No La Jolla Employee Plan provides (except at no cost to La Jolla or any of its Subsidiaries), or reflects or represents any liability of La Jolla or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to La Jolla, La Jolla has not represented, promised or contracted (whether in oral or written form) to any employee of La Jolla or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e)           Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of La Jolla or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any La Jolla Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

3.14           Employee Matters.  La Jolla is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment.  There are no proceedings pending or, to La Jolla’s Knowledge, threatened, between La Jolla, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on La Jolla.  Except as may be reflected in the La Jolla SEC Reports, La Jolla has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.15           Insurance.  The La Jolla Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of La Jolla.  There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid and, to La Jolla’s Knowledge, La Jolla is otherwise in compliance with the terms of such policies.  To La Jolla’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.16           Compliance with Legal Requirements.  For all periods of time during which the respective applicable statute of limitations periods have not expired, and except as disclosed in the La Jolla SEC Reports or in Section 3.16 of the La Jolla Disclosure Letter, (i) La Jolla and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to La Jolla’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) neither La Jolla nor any of its Subsidiaries has received any written or, to La Jolla’s Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of La Jolla or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to La Jolla or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on La Jolla or its Subsidiaries, considered together.

3.17           Environmental Matters.  To La Jolla’s Knowledge, La Jolla is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law.  La Jolla has not received, nor to La Jolla’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

3.18           Legal Proceedings.  Except as may be disclosed in the La Jolla SEC Reports, there is no pending Legal Proceeding that has been commenced by or against La Jolla.  To La Jolla’s Knowledge, no Person has threatened to commence any Legal Proceeding against La Jolla.  Except as may be disclosed in the La  Jolla SEC Reports, there is no judgment, decree or order against La Jolla or, to La Jolla’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on La Jolla.  To La Jolla’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.19           Contracts; No Defaults.

(a)           Each Material Contract of La Jolla is set forth in Section 3.19(a) of the Disclosure Letter or filed as an exhibit to the La Jolla SEC Reports and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b)           La Jolla has not violated or breached, or committed any default under, any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on La Jolla.  Except as set forth in the La Jolla Disclosure Letter or the La Jolla SEC Reports, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract of La Jolla, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract of La Jolla, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract of La Jolla, or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on La Jolla.  Neither La Jolla nor any of its Subsidiaries has received any notice or other written or, to La Jolla’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of La Jolla.

(c)           The La Jolla Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of La Jolla or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by La Jolla and the consummation of the transactions contemplated hereby and thereby.

3.20           Labor Matters.  La Jolla is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  La Jolla is not the subject of any Legal Proceeding asserting that La Jolla has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment.  There is no strike, work stoppage or other labor dispute involving La Jolla pending or, to La Jolla’s Knowledge, threatened against La Jolla.

3.21           Unlawful Payments.  To La Jolla’s Knowledge, none of La Jolla, or any officer, director, employee, agent or representative of La Jolla has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of La Jolla, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

3.22           Financial Advisor.  Except as disclosed in writing to Adamis before the date of this Agreement, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of La Jolla.

3.23           Title to Assets; No Real Property.

(a)           La Jolla owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:  (i)  all assets reflected on its balance sheet as of the date of the La Jolla Current Balance Sheet;  (ii)  all equity interests of its

Subsidiaries, all La Jolla Patent and Proprietary Rights and all of La Jolla’s rights under the Material Contracts required to be identified in Section 3.19 of the La Jolla Disclosure Letter; and (iii) all other assets reflected in La Jolla’s books and records as being owned by La Jolla.  All of said assets are owned by La Jolla free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of La Jolla or any of its Subsidiaries.

(b)           La Jolla does not own any real property and La Jolla is not party to any lease for real property either as a lessee or lessor.

3.24           Representations Complete.  This Agreement (as limited and qualified by the La Jolla Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

ARTICLE IV
CONDUCT BEFORE THE EFFECTIVE TIME

4.1           Access and Investigation.  Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege.  No information or knowledge obtained in any investigation pursuant to Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.2           Operation of La Jolla’s Business.

(a)           Except as contemplated by this Agreement or with the prior written consent of Adamis, during the Pre-Closing Period, each of La Jolla and its Subsidiaries shall: (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of La Jolla; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with La Jolla or its Subsidiaries; (iii) not amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (iv) use its commercially reasonable efforts to keep in full force all insurance policies identified in the La Jolla Disclosure Letter; (v) not form any Subsidiary or acquire any equity interest or other interest in any other Entity; (vi) not (A) lend money to any Person, or (B) incur or guarantee any indebtedness for borrowed money; (vii) not (A) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, (B) enter into any closing agreement, settle any Tax claim or assessment relating to La Jolla or any of its Subsidiaries, (C) surrender any right to claim a refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to La Jolla or any of its Subsidiaries, or (E) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of La Jolla or any of its Subsidiaries or materially decreasing any Tax attribute of La Jolla or any of its Subsidiaries as of the Effective Date; or (viii) not agree or commit to take any of the actions described in clauses (iii) through (vii) above.

(b)           La Jolla shall promptly notify Adamis of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any event that would reasonably be expected to have a Material Adverse Effect on La Jolla.

4.3           Operation of Adamis’s Business.

(a)           Except as contemplated by this Agreement or with the prior written consent of La Jolla, during the Pre-Closing Period, each of Adamis and its Subsidiaries shall: (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of Adamis; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Adamis or its Subsidiaries; (iii) not amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (iv) use its commercially reasonable efforts to keep in full force all insurance policies identified in the Adamis Disclosure Letter; (v) not form any Subsidiary or acquire any equity interest or other interest in any other Entity; (vi) not (A) lend money to any Person, or (B) incur or guarantee any indebtedness for borrowed money; (vii) not (A) make or change any election, change an annual accounting period, adopt or change any accounting method, (B) file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Adamis or any of its Subsidiaries, (C) surrender any right to claim a refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Adamis or any of its Subsidiaries, or (E) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of Adamis or any of its Subsidiaries or materially decreasing any Tax attribute of Adamis or any of its Subsidiaries as of the Effective Date; or (viii) not agree or commit to take any of the actions described in clauses (iii) through (vii) above.  Notwithstanding the foregoing, Adamis shall be permitted during the Pre-Closing Period to negotiate, enter into and consummate the following types of transactions: (X) any debt financing transaction for up to $2,000,000 of aggregate principal, (Y) any equity financing transaction involving the issuance of up to 20% of the Adamis Common Stock outstanding as of the date of this Agreement, and (Z) the acquisition of one or more businesses, interests in businesses, technologies, intellectual property or products or issuing equity or debt instruments in connection therewith, provided that the aggregate consideration paid or potentially payable in connection with all such transactions shall not either exceed $1,000,000 or result in the issuance or potential issuance of more than 20% of the Adamis Common Stock outstanding as of the date of this Agreement.

(b)           Adamis shall promptly notify La Jolla of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any event that would reasonably be expected to have a Material Adverse Effect on La Jolla.

4.4           Disclosure Schedule Updates.  During the Pre-Closing Period, Adamis on the one hand, and La Jolla on the other, shall promptly notify the other Party in writing, by delivery of an updated Adamis Disclosure Letter or La Jolla Disclosure Letter, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or before the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or before the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles VI, VII or VIII. No notification given pursuant to this Section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Adamis, or Section 8.1 or 8.2 in the case of La Jolla.

4.5           No Solicitation.

(a)           Except as set forth below, each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their Representatives to directly or indirectly:
(i)           solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii)           furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)           engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)           approve, endorse or recommend any Acquisition Proposal or, with respect to La Jolla, effect any Change in the La Jolla Board Recommendation or, with respect to Adamis, effect any Change in the Adamis Board Recommendation; or

(v)           execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b)           Exceptions to Adamis No Solicitation.

(i)           Notwithstanding anything contained in this Section, before obtaining the Required Adamis Stockholder Vote, Adamis may furnish nonpublic information regarding Adamis to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which Adamis’s Board of Directors determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither Adamis nor any Representative of Adamis shall have failed to comply with this Section; (B) the Board of Directors of Adamis concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of Adamis under applicable law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, Adamis gives La Jolla written notice of the identity of such Person and of Adamis’s intention to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) Adamis receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Adamis as those contained in the Confidentiality Agreement; and (E) within 24 hours following the furnishing of any such nonpublic information to such Person, Adamis furnishes such nonpublic information to La Jolla (to the extent such nonpublic information has not been previously furnished by Adamis to La Jolla). Without limiting the generality of the foregoing, Adamis acknowledges and agrees that in the event any Representative of Adamis takes any action that, if taken by Adamis, would constitute a failure to comply with this Section by Adamis, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by Adamis for purposes of this Agreement.

(ii)           Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required Adamis Stockholder Vote, Adamis receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Board of Directors of Adamis determines in good faith constitutes a Superior Proposal, and each of Adamis, its Subsidiaries and their Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of Adamis may, on three (3) Business Days’ prior written notice (a “Notice of Superior Proposal”) to La Jolla (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Adamis must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) and cause Adamis to terminate this Agreement pursuant to Section 9.1(g) if (i) the Board of Directors of Adamis, after consultation with outside counsel, shall have first determined in good faith that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) Adamis shall have notified La Jolla of such determination and offered to discuss in good faith with La Jolla (and, if La Jolla accepts, thereafter negotiates in good faith), for a period of no less than three (3) Business Days, any adjustments in the terms and conditions of this Agreement proposed by La Jolla, and the Board of Directors of Adamis shall have resolved, after taking into account the results of such discussions and proposals by La Jolla, if any, that the Acquisition Proposal remains a Superior Proposal.

(c)           Exceptions to La Jolla No Solicitation.

(i)           Notwithstanding anything contained in this Section, before obtaining the Required La Jolla Stockholder Vote, La Jolla may furnish nonpublic information regarding La Jolla to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which La Jolla’s Board of Directors determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither La Jolla nor any Representative of La Jolla shall have failed to comply with this Section; (B) the Board of Directors of La Jolla concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of La Jolla under applicable law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, La Jolla gives Adamis written notice of the identity of such Person and of La Jolla’s intention to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) La Jolla receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to La Jolla as those contained in the Confidentiality Agreement; and (E) within 24 hours following the furnishing of any such nonpublic information to such Person, La Jolla furnishes such nonpublic information to Adamis (to the extent such nonpublic information has not been previously furnished by La Jolla to Adamis). Without limiting the generality of the foregoing, La Jolla acknowledges and agrees that in the event any Representative of La Jolla takes any action that, if taken by La Jolla, would constitute a failure to comply with this Section by La Jolla, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by La Jolla for purposes of this Agreement.

(ii)           Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required La Jolla Stockholder Vote, La Jolla receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Board of Directors of La Jolla determines in good faith constitutes a Superior Proposal, and each of La Jolla, its Subsidiaries and their respective Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of La Jolla may on three (3) Business Days’ prior written Notice of Superior Proposal to Adamis (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that La Jolla must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) and cause La Jolla to terminate this Agreement pursuant to Section 9.1(h) if (i) the Board of Directors of La Jolla shall have first determined in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) La Jolla shall have notified Adamis of such determination and offered to discuss in good faith with Adamis (and, if Adamis accepts, thereafter negotiates in good faith), for a period of no less than three (3) Business Days, any adjustments in the terms and conditions of this Agreement proposed by Adamis, and the Board of Directors of La Jolla shall have resolved, after taking into account the results of such discussions and proposals by Adamis, if any, that the Acquisition Proposal remains a Superior Proposal.

(d)           If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof).  Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and related agreements, draft agreements and modifications thereof.

(e)           Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly.  Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into before or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible.

(f)           Nothing contained in this Section, Section 5.2 (with respect to Adamis) or Section 5.3 (with respect to La Jolla) shall prohibit either of Adamis or La Jolla from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its respective stockholders if, in the good faith judgment of the Board of Directors of Adamis or La Jolla (as the case may be), after consultation with outside counsel, that the failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in Adamis Board Recommendation or Change in the La Jolla Board Recommendation (as the case may be) unless the Board of Directors of Adamis or La Jolla (as the case may be) expressly, and without qualification, concurrently with such disclosure reaffirms the Adamis Board Recommendation or La Jolla Board Recommendation (as the case may be).
ARTICLE V
ADDITIONAL AGREEMENTS

5.1           Proxy Statement; Registration Statement.

(a)           As promptly as practicable after the execution of this Agreement, La Jolla and Adamis shall jointly prepare, and La Jolla shall file, a joint registration statement and proxy statement on Form S-4 consisting of a proxy statement of Adamis in connection with the Merger, a proxy statement of La Jolla in connection with the Proposals (the “Proxy Statement”) and the Registration Statement to register under the Securities Act the issuance of shares of La Jolla Common Stock in connection with the Merger.  The Proxy Statement shall, among other things, include the La Jolla Board Recommendation and (i) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the Merger, (ii) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the La Jolla Charter Amendment; and (iii) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the La Jolla Name Change Amendment; and (iv) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the Plan Amendment.  Adamis shall promptly furnish to La Jolla all information concerning Adamis and its Subsidiaries, and shall use its commercially reasonable efforts to cause to be finished all information with respect to its stockholders, that is required to be disclosed in the Registration Statement and the Proxy Statement.  All information in the Registration Statement and Proxy Statement concerning Adamis shall be subject to the prior review and approval of Adamis.

(b)           La Jolla and Adamis shall use reasonable efforts to cause the Proxy Statement and La Jolla shall use reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff and shall use reasonable best efforts to resolve any comments of SEC on the Proxy Statement or the Registration Statement as promptly as reasonably practicable.  La Jolla and Adamis shall each use commercially reasonable efforts to cause the definitive Proxy Statement and Registration Statement to be mailed to their stockholders as promptly as practicable after review by the SEC has been completed.  La Jolla shall notify Adamis promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or Registration Statement and shall supply Adamis with copies of all correspondence between La Jolla or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement and the Registration Statement.  Both Parties and their respective counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and Registration Statement and related materials, any proposed amendment or supplement to the Proxy Statement or Registration Statement and any response to any comments from the SEC or other correspondence before its filing with the SEC or dissemination to La Jolla’s stockholders or Adamis’s stockholders, and such materials shall be mutually satisfactory before filing or dissemination.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, Adamis or La Jolla, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of La Jolla or Adamis, such amendment or supplement as promptly as possible.  Without limiting the foregoing, each of the parties shall promptly provide the other party with corrections to any information provided by it for use in the Proxy Statement and Registration Statement, if and to the extent any such information shall be or have become false or misleading in any material respect, and La Jolla shall take all reasonable steps necessary to correct the same and to cause the Proxy Statement and Registration Statement as so corrected to be disseminated to La Jolla’s stockholders and Adamis’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the parties.

(c)           Before the Effective Time, La Jolla shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing, and commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the La Jolla Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States (or such fewer states as the Parties may mutually agree).

5.2           Adamis Stockholder Meeting; Change in the Adamis Board Recommendation.

(a)           Adamis shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Adamis Capital Stock to vote on the approval of the Merger, adoption of this Agreement, and related matters (the “Adamis Stockholder Meeting”).  The Adamis Stockholder Meeting shall be held as promptly as reasonably practicable after the effectiveness of the Registration Statement.  Adamis shall ensure that all proxies and consents solicited in connection with the Adamis Stockholder Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           Adamis agrees that, subject to Sections 4.5 and 5.2(d): (i) the Board of Directors of Adamis shall recommend that the holders of Adamis Capital Stock vote to approve the Merger and adopt this Agreement and the other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of Adamis that the stockholders of Adamis vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Adamis Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Adamis recommends that the stockholders of Adamis vote to approve such proposals; and (iii) the Board of Directors of Adamis shall not make or effect any change, withdrawal, qualification or modification of the Adamis Board Recommendation.

(c)           Subject to Section 4.5, Adamis shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the proposals submitted to the Adamis stockholders for approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Adamis required by the DGCL to obtain such approvals.  If, on the date of the Adamis Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section, Adamis has not received proxies representing a sufficient number of shares of Adamis Common Stock to approve the proposals submitted to the Adamis stockholders for approval, Adamis shall, if requested by La Jolla, adjourn the Adamis Stockholder Meeting until such date or dates as Adamis determines in good faith (subject to La Jolla’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required Adamis Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to Adamis stockholder approval.

(d)           Notwithstanding anything to the contrary contained in Section 5.2(b), at any time before the adoption of this Agreement by the Required Adamis Stockholder Vote, the Board of Directors of Adamis may effect a Change in the Adamis Board Recommendation in accordance with the provisions of Section 4.5(b), provided that La Jolla must receive not less than three (3) Business Days prior written notice from Adamis confirming that Adamis’s Board of Directors has determined to make a Change in the Adamis Board Recommendation.  For purposes of this Agreement, “Change in Adamis Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Adamis Board Recommendation in any manner adverse to La Jolla; (ii) action or statement by Adamis, any of its Subsidiaries or any of their respective Representatives in connection with the Adamis Stockholder Meeting contrary to the Adamis Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by Adamis’s Board of Directors with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than Adamis, La Jolla and their respective Representatives after a reasonable amount of time has elapsed for Adamis’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than Adamis, La Jolla and their respective Representatives); (iv) failure of Adamis’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by La Jolla) is commenced, recommend that the Adamis stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for Adamis’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Adamis Board Recommendation in connection with a disclosure pursuant to Section 4.5(f) or otherwise within two Business Days of a request by La Jolla to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e)           Adamis’s obligation to call, give notice of and hold Adamis Stockholder Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by any Change in the Adamis Board Recommendation or the commencement, disclosure, announcement or submission of a Superior Proposal or Acquisition Proposal.

5.3           La Jolla Stockholder Meeting; Change in the La Jolla Board Recommendation; Adoption of Agreement by La Jolla as Sole Stockholder of Merger Sub.

(a)           La Jolla shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of La Jolla Common Stock to vote on the Merger and the Reverse Split, the La Jolla Charter Amendment and the La Jolla Name Change Amendment and the Plan Amendment (such meeting, the “La Jolla Stockholder Meeting”).  La Jolla shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the La Jolla Stockholder Meeting are solicited in compliance with all applicable Legal Requirements.

(b)           La Jolla agrees that, subject to Sections 4.5 and 5.3(d): (i) the Board of Directors of La Jolla shall recommend that the holders of La Jolla Common Stock vote to approve the Merger, and (A) the issuance of shares of La Jolla Common Stock in the Merger and the Reverse Split, (B) adopt the La Jolla Charter Amendment, (C) adopt the La Jolla Name Change Amendment, (D) adopt the Plan Amendment, and (E) such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions, and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be (proposals “(A)” through “(E)” being the “Proposals”), (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of La Jolla recommends that the stockholders of La Jolla vote to approve the Proposals (such recommendation being referred to herein as the “La Jolla Board Recommendation”); and (iii) the Board of Directors of La Jolla shall not make or effect any Change in the La Jolla Board Recommendation.

(c)           Subject to Section 4.5, La Jolla shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of La Jolla required by the DGCL to obtain such approvals.  If, on the date of La Jolla Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section, La Jolla has not received proxies representing a sufficient number of shares of La Jolla Common Stock to approve the Proposals, La Jolla shall, if requested by Adamis, adjourn the La Jolla Stockholder Meeting until such date or dates as La Jolla determines in good faith (subject to Adamis’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required La Jolla Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to La Jolla stockholder approval.

(d)           Notwithstanding anything to the contrary contained in Section 5.3(b), at any time before the adoption of this Agreement by the Required La Jolla Stockholder Vote, the Board of Directors of La Jolla may effect a Change in the La Jolla Board Recommendation in accordance with the provisions of Section 4.5(c), provided that Adamis must receive not less than three (3) Business Days’ prior written notice from La Jolla confirming that La Jolla’s Board of Directors has determined to make a Change in the La Jolla Board Recommendation.  For purposes of this Agreement, “Change in the La Jolla Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the La Jolla Board Recommendation in any manner adverse to Adamis; (ii) action or statement by La Jolla, any of its Subsidiaries or any of their respective Representatives in connection with the La Jolla Stockholder Meeting contrary to the La Jolla Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by La Jolla’s Board of Directors with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than La Jolla, Adamis and their respective Representatives after a reasonable amount of time has elapsed for La Jolla’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than La Jolla, Adamis and their respective Representatives); (iv) failure of La Jolla’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Adamis) is commenced, recommend that the La Jolla stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for La Jolla’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the La Jolla Board Recommendation in connection with a disclosure pursuant to Section 4.5(f) or otherwise within two Business Days of a request by Adamis to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e)           La Jolla’s obligation to call, give notice of and hold the La Jolla Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any Change in the La Jolla Board Recommendation or the commencement, disclosure, announcement or submission of a Superior Proposal or Acquisition Proposal.

(f)           La Jolla, as sole stockholder of Merger Sub, shall adopt this Agreement as soon as practicable following the Execution Date by action by written consent, as permitted by the DGCL 228 in lieu of an actual meeting of the stockholders of Merger Sub.

5.4           Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

5.5           Indemnification of Officers and Directors.

(a)           From and after the Effective Time through the third anniversary of the date the Effective Time occurs, La Jolla shall and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of La Jolla and Adamis pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”).

(b)           The certificate of incorporation and bylaws of La Jolla and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of La Jolla than are presently set forth in the certificate of incorporation and bylaws of La Jolla, which provisions shall not be amended, modified or repealed for a period of three (3) years time from the Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c)           La Jolla shall take no actions to terminate or curtail the directors’ and officers’ tail liability insurance coverage that is in place at the Effective Time insuring those directors and officers of La Jolla serving prior to the Effective Time.

(d)           La Jolla shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in connection with their enforcement of their rights provided in this Section 5.5 pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement.

(e)           The provisions of this Section are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)           La Jolla shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.6           Additional Agreements.

(a)           Subject to Sections 4.5, 5.2(d), 5.3(d) and 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Material Contract) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.  Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Entity relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time before making such filing or other submission in which to review and comment on such proposed filing or other submission.  Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7           Disclosure.  Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Adamis and La Jolla may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Adamis or La Jolla in compliance with this Section 5.7.

5.8           Directors; Officers.  Prior to the Effective Time, and subject to the receipt of any required stockholder vote, La Jolla shall take all action necessary (i) to cause the number of members of the Board of Directors of La Jolla to be fixed at a number to be determined by Adamis, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of the directors of La Jolla determined by Adamis, (iii) cause each of the individuals nominated by Adamis, which individuals may be persons who are at the time directors of Adamis and such additional persons as are reasonably acceptable to La Jolla, to be appointed as a director of La Jolla, effective at the Effective Time, (iv) to have the Board of Directors of La Jolla appoint as officers of La Jolla, effective at the Effective Time, such persons as nominated by Adamis, which individuals may be persons who are at the time officers of Adamis and such additional persons who are reasonably acceptable to La Jolla; and (v) all officers of La Jolla shall be terminated immediately prior to Closing (such termination being deemed to be without cause) and any severance payments due in connection with such termination shall be paid at Closing.

5.9           Tax Matters.

(a)           La Jolla, Merger Sub and Adamis shall use their respective commercially reasonable efforts to cause the Merger to qualify, and except as specifically contemplated by this Agreement, shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate or any subsidiary to, knowingly take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). La Jolla, Merger Sub and Adamis shall report the Merger as reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10           La Jolla Amendment.  Subject to Section 5.3(d), La Jolla agrees to recommend to its stockholders that the Certificate of Incorporation of La Jolla be amended, by means of one of more amendments to be mutually agreed upon by La Jolla and Adamis: (i) to change the corporate name of La Jolla to a name designated by Adamis before the definitive La Jolla Proxy Statement is mailed to its stockholders (the “La Jolla Name Change Amendment”); (ii) to amend the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the “La Jolla Stock Plan”) to increase the number of shares reserved for issuance under the La Jolla Stock Plan (the “Plan Amendment”); and (iii) to approve the Reverse Stock Split, and to make such other changes thereto as may be determined by Adamis.

5.11           Adamis’s Auditors.  Adamis will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) for inclusion in the Registration Statement and Proxy Statement to comply with Legal Requirements, and (ii) the review of Adamis’s audit work papers for up to the past three years or such lesser period of which Adamis has been in existence, including the examination of selected interim financial statements and data.

5.12           La Jolla’s Auditors.  La Jolla will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) for inclusion in the Registration Statement and Proxy Statement to comply with Legal Requirements, and (ii) the review by Adamis and its Representatives of La Jolla’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.13           Legends.  La Jolla shall be entitled to place such appropriate legends on the certificates evidencing any shares of La Jolla Common Stock to be received in the Merger by equity holders of Adamis as La Jolla reasonably determines is required or appropriate under applicable laws.

5.14           Confidentiality.  Each of La Jolla and Adamis hereby agrees that the information obtained in any investigation pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement dated as of October 8, 2009, previously executed by and between Adamis and La Jolla (the “Confidentiality Agreement”).

5.15           FIRPTA Compliance.  On the Closing Date, Adamis shall deliver to La Jolla a properly executed statement in a form reasonably acceptable to La Jolla for purposes of satisfying La Jolla’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.16           Rule 16b-3.  The Board of Directors of La Jolla, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event before the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of Adamis who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to La Jolla Common Stock following the Effective Time, of La Jolla Common Stock in the Merger is intended to be an exempt transaction under such Rule 16b-3.

5.17           Use of La Jolla Net Cash.  Adamis shall not, and La Jolla commencing at the Effective Time shall not, use any of the La Jolla Net Cash, as reflected on the Net Cash Certification, to pay either (a) any Adamis indebtedness for borrowed money in existence at the Effective Time, or (b) any Adamis deferred compensation and/or accrued bonuses in existence at the Effective Time.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

6.1           Stockholder Approval.  This Agreement and the Merger shall have been duly adopted by the Required Adamis Stockholder Vote, and the Proposals and such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions shall have been duly approved or adopted, as the case may be, by the Required La Jolla Stockholder Vote.

6.2           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3           Governmental Authorization.  Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.4           No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from La Jolla, Merger Sub or Adamis any damages or other relief that would have a Material Adverse Effect on the Combined Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of La Jolla; (d) that could have a Material Adverse Effect on the right or ability of the Combined Company to own the assets or operate the business of the Combined Company; or (e) seeking to compel Adamis, La Jolla or any Subsidiary of La Jolla to dispose of or hold separate any assets that are material to the Combined Company as a result of or following the Merger or any of the Contemplated Transactions.

6.5           Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

ARTICLE VII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LA JOLLA AND MERGER SUB

The obligations of La Jolla and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by La Jolla, at or before the Closing, of each of the following conditions:

7.1           Accuracy of Representations.  The representations and warranties of Adamis contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

7.2           Performance of Covenants.  Each of the covenants and obligations in this Agreement that Adamis is required to comply with or to perform at or before the Closing shall have been complied with and performed by Adamis in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

7.3           No Material Adverse Effect.  From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Adamis that shall be continuing as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

7.4           Consents.  All of the Consents set forth on Schedule 7.4 shall have been obtained and shall be in full force and effect.

7.5           Agreements and Other Documents.  La Jolla shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)           a certificate of Adamis executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Adamis confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied; and

(b)           certificates of good standing (or equivalent documentation) of Adamis in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of Adamis authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Adamis hereunder.

7.6            Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

7.7           SEC Reports.  Adamis shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.

7.8           Legal Opinion.  La Jolla shall have received a legal opinion of Weintraub Genshlea Chediak LLP, counsel to Adamis, in substantially the form set forth as Exhibit 7.8.

ARTICLE VIII
ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF ADAMIS

The obligations of Adamis to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Adamis, at or before the Closing, of each of the following conditions:

8.1           Accuracy of Representations.  The representations and warranties of La Jolla and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

8.2           Performance of Covenants.  All of the covenants and obligations in this Agreement that La Jolla or Merger Sub is required to comply with or to perform at or before the

Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

8.3           No Material Adverse Effect.  From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on La Jolla that continues as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

8.4           Consents.  All the Consents set forth on Schedule 8.4 shall have been obtained and shall be in full force and effect.

8.5           Documents.  Adamis shall have received the following documents:

(a)           a certificate of La Jolla executed on its behalf by the Chief Executive Officer and Vice President of Finance of La Jolla confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b)           certificates of good standing (or equivalent documentation) of each of La Jolla and Merger Sub in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of La Jolla and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by La Jolla and Merger Sub hereunder; and

(c)           Written resignations in forms reasonably satisfactory to Adamis, dated as of the Closing Date and effective as of the Closing, executed by the directors and officers of La Jolla .

8.6           Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of La Jolla shall have failed to provide, with respect to any La Jolla SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7           Board of Directors.  La Jolla shall have caused the Board of Directors of La Jolla to be constituted as set forth in Section 5.8 of this Agreement.

8.8           Officers.  Each of the individuals identified by Adamis prior to the Effective Time shall have been appointed officers of La Jolla as of the Effective Time.

8.9           Certificate of Amendment.  Amendments to the La Jolla Restated Certificate of Incorporation, consisting of the increase in the number of authorized shares and the Reverse Stock Split (the “La Jolla Charter Amendment”), as contemplated by this Agreement, shall have become effective under the DGCL.

8.10           SEC Reports.  La Jolla shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.

8.11           Legal Opinion.  Adamis shall have received a legal opinion of Goodwin Procter LLP, counsel to La Jolla, in substantially the form set forth as Exhibit 8.11.

ARTICLE IX
TERMINATION

9.1           Termination.  This Agreement may be terminated before the Effective Time (whether before or after receipt of the Required Adamis Stockholder Vote or Required La Jolla Stockholder Vote, unless otherwise specified below):

(a)           by mutual written consent duly authorized by the Boards of Directors of La Jolla and Adamis;

(b)           by either La Jolla or Adamis if the Merger shall not have been consummated by March 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c)           by either La Jolla or Adamis if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d)           by either La Jolla or Adamis if (i) the La Jolla Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and La Jolla’s stockholders shall have taken a final vote on the Merger, the La Jolla Charter Amendment and (ii) any of the Merger or the La Jolla Charter Amendment shall not have been approved or adopted at the La Jolla Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required La Jolla Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to La Jolla where the failure to obtain the Required La Jolla Stockholder Vote shall have been caused by the action or failure to act of La Jolla and such action or failure to act constitutes a breach by La Jolla of this Agreement;

(e)           by Adamis (at any time before the receipt of the Required La Jolla Stockholder Vote) if a La Jolla Triggering Event shall have occurred;

(f)           by La Jolla (at any time before the receipt of the Required La Jolla Stockholder Vote) if an Adamis Triggering Event shall have occurred;

(g)           by Adamis in accordance with the terms and subject to the conditions of Section 4.5(b)(ii);

(h)           by La Jolla in accordance with the terms and subject to the conditions of Section 4.5(c)(ii);

(i)           by Adamis, upon a material breach of any representation, warranty, covenant or agreement on the part of La Jolla or Merger Sub set forth in this Agreement, or if any representation or warranty of La Jolla or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in La Jolla’s or Merger Sub’s representations and warranties or breach by La Jolla or Merger Sub is curable by La Jolla or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Adamis to La Jolla or Merger Sub of such breach or inaccuracy; and (iii) La Jolla or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by La Jolla or Merger Sub is cured before such termination becoming effective);

(j)           by La Jolla, upon a material breach of any representation, warranty, covenant or agreement on the part of Adamis set forth in this Agreement, or if any representation or warranty of Adamis shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Adamis’s representations and warranties or breach by Adamis is curable by Adamis then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from La Jolla to Adamis of such breach or inaccuracy; and (iii) Adamis ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Adamis is cured before such termination becoming effective);

(k)           by either La Jolla or Adamis if (i) the Adamis Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Adamis’s stockholders shall have taken a final vote on the Merger and (ii) the Merger shall not have been approved or adopted at the Adamis Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Adamis Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(k) shall not be available to Adamis where the failure to obtain the Required Adamis Stockholder Vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of this Agreement;

(l)           by La Jolla if the Adamis Discounted Share Price (as defined in the definition of “Post-Effective La Jolla Stockholder Shares”) is less than $0.20 per share and an event of the type set forth on Schedule 9.1(l) has occurred; or

(m)           by Adamis, if, as of the Closing Date, the La Jolla Net Cash, as reflected on the Net Cash Certification, is less than $2.3 million.

9.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)           La Jolla shall pay Adamis a nonrefundable fee as liquidated damages in the following amounts and circumstances: (i) $150,000 if this Agreement is terminated by Adamis pursuant to Section 9.1(e) or by La Jolla pursuant to Sections 9.1(h) or 9.1(l); or (ii) if this Agreement is terminated by La Jolla or Adamis pursuant to Section 9.1(d), all reasonable accounting and legal fees and costs incurred by Adamis in connection with the transactions contemplated by this agreement (up to a maximum of $100,000) (the fee payable in either of the above instances referred to as the “La Jolla Termination Fee”).  Any La Jolla Termination Fee due under this Section shall be paid to Adamis by wire transfer of same-day funds within five Business Days of termination.

(c)           Adamis shall pay La Jolla a nonrefundable fee as liquidated damages in the following amounts and circumstances: (i) $150,000 if this Agreement is terminated by La Jolla pursuant to Section 9.1(f) or by Adamis pursuant to Sections 9.1(g) or 9.1(m); or (ii) if this Agreement is terminated by La Jolla or Adamis pursuant to Section 9.1(k), all reasonable accounting and legal fees and costs incurred by La Jolla in connection with the transactions contemplated by this agreement (up to a maximum of $100,000) (the fee payable in either of the above instances referred to as the “Adamis Termination Fee”).  Any Adamis Termination Fee due under this Section shall be paid to La Jolla by wire transfer of same-day funds within five Business Days of termination.

(d)           If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or 9.3(c), as applicable then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)           The fees payable pursuant to this Section 9.3 shall be paid as liquidated damages and shall be the sole remedy hereunder following a termination of the type set forth in this Section 9.3.  The parties acknowledge that the actual damages incurred in connection with a termination as contemplated under this Section 9.3 would be impossible to ascertain and that the fees set forth in this Section 9.3 are an estimate of such damages and not a penalty for termination.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1           Non-Survival of Representations and Warranties.  The representations and warranties of Adamis, Merger Sub and La Jolla contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2           Amendment.  This Agreement may be amended with the approval of the respective Boards of Directors of Adamis and La Jolla at any time (whether before or after the receipt of the Required Adamis Stockholder Vote or Required La Jolla Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Adamis and La Jolla.

10.3           Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4           Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5           Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (except to the extent that the DGCL governs the procedures relating to the Merger), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the county of San Diego, and (c) the parties agree that service of progress may be made in the manner provided for in this Agreement for delivery of notices.

10.6           Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7           Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile.  Notices shall be deemed delivered and received (i) upon delivery by hand, (ii) three (3) Business Days after deposit in the U.S. mails, certified or registered mail, (iii) one (1) Business Day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) Business Day after transmission by facsimile to the number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in written notice given to the other parties here), with confirmation of successful transmission:

if to La Jolla :

4365 Executive Drive, Suite 300
San Diego, California 92121
Attention: Chief Executive Officer
Telephone No.:  (858) 452-6600
Facsimile No.:  (858) 626-2851

with a copy to:

Goodwin Procter LLP
4365 Executive Drive, Suite 300
San Diego, California 92121
Attention: Ryan Murr and Mitch Bloom
Telephone No.: (858) 202-2700
Facsimile No.: (858) 457-1255

if to Adamis:

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, California 92014
Attention: President
Telephone No.: (858) 401-3984

with a copy to:

C. Kevin Kelso, Esq.
Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor
Sacramento, California 95814
Telephone: (916) 558-6000
Fax: (916) 446-1611
Email:  kkelso@weintraub.com

10.8           Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination

10.10           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.  Notwithstanding the foregoing, in the event that this Agreement is terminated by Adamis pursuant to Section 9.1(d), 9.1(e), 9.1(g) or 9.1(i) or by La Jolla pursuant to Section 9.1(d) or 9.1(f) or 9.1(k) above, Adamis’s or La Jolla’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b) or (c), respectively.

10.11           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as of the date first above written.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie
Name:	Deirdre Y. Gillespie
Title:	President and Chief Executive Officer

MERGER SUB

By:	/s/ Deirdre Y. Gillespie
Name:	Deirdre Y. Gillespie
Title:	President and Chief Executive Officer

MERGER SUB CORPORATION

By:	/s/ Dennis J. Carlo
Name:	Dennis J. Carlo
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement:

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Adamis, on the one hand or La Jolla, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal from such Party.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Adamis, on the one hand or La Jolla, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (ii) a Party or any of its Subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than, solely with respect to Adamis, through any capital raising transaction);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 50% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 50% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party.

“Adamis” shall have the meaning set forth in the Preamble.

“Adamis Bylaws” shall mean the bylaws of Adamis as currently in effect.

“Adamis Capital Stock” shall mean shares of Adamis Common Stock and, if any, Adamis Preferred Stock.

“Adamis Charter” shall mean the certificate of incorporation of Adamis, as in effect on the date of this Agreement.

“Adamis Common Stock” shall have the meaning set forth in the Recitals.

“Adamis Current Balance Sheet”  shall have the meaning set forth in Section 2.8(b).

“Adamis Disclosure Letter” shall have the meaning set forth in the first paragraph of Article II.

“Adamis Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Adamis or any of its Subsidiaries and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of Adamis or any of its Subsidiaries to make any payments or provide any benefits in connection with such termination.

“Adamis Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Adamis Financial Statements” shall have the meaning set forth in Section 2.8(b).

“Adamis’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of the officers and directors of Adamis and (b) such facts and circumstances each of the officers and directors of Adamis should have known given their involvement in Adamis and the information available to them.

“Adamis Options” shall mean all options, warrants or other rights, if any, that may be outstanding to purchase, acquire or otherwise receive shares of Adamis Capital Stock (whether or not vested) held by current or former employees or directors of or consultants to Adamis.

“Adamis Patent and Proprietary Rights” shall have the meaning set forth in Section 2.11.

“Adamis Preferred Stock” shall mean shares of preferred stock of Adamis.

“Adamis Restricted Stock” shall have the meaning set forth in Section 1.6(c).

“Adamis SEC Reports” shall have the meaning set forth in Section 2.8(a).

“Adamis Stock Certificate” shall have the meaning set forth in Section 1.6(f).

“Adamis Stockholder” shall mean each holder of any Adamis Capital Stock immediately before the Effective Time.

“Adamis Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Adamis Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Adamis Board Recommendation; (ii) Adamis shall have failed to convene or hold the Adamis Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Adamis determines, in good faith, that the Required Adamis Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Adamis determines, in good faith, that the Required Adamis Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.2(d)), (iii) Adamis or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, (iv) Adamis or any of its Representatives shall change the Adamis Board Recommendation, or (v) Adamis shall have delivered a Notice of Superior Proposal under Section 4.5(b).

“Agreement” shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Ancillary Agreements” shall have the meaning as set forth in Section 2.3.

“Business” shall mean the business and operations of a party.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3.

“Change in the Adamis Board Recommendation” shall have the meaning set forth in Section 5.2.

“Change in the La Jolla Board Recommendation” shall have the meaning set forth in Section 5.3.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean La Jolla and Adamis and their respective Subsidiaries (and, after the Closing, the Surviving Corporation), taken together as a whole.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.14 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any necessary Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Convertible Securities” shall mean and include options, warrants and other rights for the purchase of common stock or any stock or security convertible into or exchangeable for common stock.

“Current Balance Sheet” shall have the meaning as set forth in Section 2.8.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.2.

“Dissenting Shares” shall have the meaning as set forth in Section 1.8.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.8.

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall have the meaning set forth in Section 2.2.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising out of any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)           any fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, compliance, corrective or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(iii)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water or otherwise relating in any manner to the environment, pollutants or hazardous substances or materials, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act including, without limitation, the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; CERCLA, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency previously, now or at any time hereafter in effect.

“ERISA” shall have the meaning as set forth in Section 2.13(a).

“ERISA Affiliate” shall have the meaning as set forth in Section 2.13(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.10.

“Exchange Ratio” shall have the meaning set forth in Section 1.7.

“Exchange Shares” shall have the meaning set forth in Section 1.10(b).

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by a Party and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Party.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, grant, funding arrangement, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law Requirement, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (iii) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (iv) source code and object code versions of computer software (including data and related documentation) and website content, and (v) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“La Jolla” shall have the meaning set forth in the Preamble.

“La Jolla Board Recommendation” shall have the meaning set forth in Section 5.3.

“La Jolla Bylaws” shall mean the bylaws of La Jolla as currently in effect.

“La Jolla Charter” shall mean the certificate of incorporation of La Jolla, as in effect on the date of this Agreement.

“La Jolla Charter Amendment” shall have the meaning set forth in Section 8.9.

“La Jolla Common Stock” shall have the meaning set forth in the Recitals.

“La Jolla Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“La Jolla Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between La Jolla or any of its Subsidiaries and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of La Jolla or any of its Subsidiaries to make any payments or provide any benefits in connection with such termination.

“La Jolla Employee Plan” shall have the meaning set forth in Section 3.13.

“La Jolla Employee Stock Purchase Plan” means the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan.

“La Jolla Equity Incentive Plans” means (a) the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan and (b) the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.

“La Jolla Financial Statements” shall have the meaning set forth in Section 3.8(b).

“La Jolla’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of La Jolla’s officers and directors and (b) such facts and circumstances each of the officers and directors of La Jolla should have known given their involvement in La Jolla and the information available to them.

“La Jolla Name Change Amendment” shall have the meaning set forth in Section 5.10.

“La Jolla Net Cash” shall mean the amount of (A) La Jolla’s cash and cash equivalents and current amounts receivable of La Jolla, as reflected in La Jolla’s financial records as of the Closing Date, minus (B) all cash Liabilities of La Jolla as reflected in La Jolla’s financial records as of the Closing Date, but excluding the Reverse Split Expenses.

“La Jolla Options” shall mean options or other rights to purchase or acquire shares of La Jolla Common Stock issued by La Jolla.

“La Jolla Patent and Proprietary Rights” shall have the meaning as set forth in Section 3.11 of this Agreement.

“La Jolla Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of La Jolla.

“La Jolla Restated Certificate” shall have the meaning set forth in Section 1.5(a).

“La Jolla SEC Reports” shall have the meaning set forth in Section 3.8.

“La Jolla Stock Plan” shall have the meaning set forth in Section 5.10.

“La Jolla Stockholder Meeting” shall have the meaning set forth in Section 5.3.

“La Jolla Termination Fee” shall have the meaning set forth in Section 9.3.

“La Jolla Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the La Jolla Board Recommendation; (ii) La Jolla shall have failed to convene or hold the La Jolla Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that La Jolla determines, in good faith, that the Required La Jolla Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as La Jolla determines, in good faith, that the Required La Jolla Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3(d)), (iii) La Jolla or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, (iv) La Jolla or any of its Representatives shall change the La Jolla Board Recommendation, or (v) La Jolla shall have delivered a Notice of Superior Proposal under Section 4.5(c).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” (or when used with reference to a single item described below, “Liability”) means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines, or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether or not required to be included in financial statements under GAAP, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment, employee benefit plan (including without limitation the cost of any severance, salary continuation or similar payment and the costs of any obligation to maintain health insurance or other benefits) or undertaking of any kind whatsoever (whether written, express or implied).

“Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of a Party and its Subsidiaries (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (e) the Reverse Stock Split; or (f) any change in the stock price or trading volume of La Jolla Common Stock or Adamis Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (a) – (e) of this definition).

For the avoidance of doubt, “Material Adverse Effect” shall include, without limitation, any regulatory actions taken by the FDA that would be expected to cause an interruption in the ability of Adamis to commercialize the Epinephrine PFS product.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Material Contract” shall mean any agreement, instrument or document now in effect (including any amendment to any of the foregoing):

(i)           with any director, officer or affiliate of Adamis or La Jolla, as the case may be;

(ii)          evidencing, governing or relating to indebtedness for borrowed money or which provides for the imposition of any lien on any of its assets;

(iii)         that involves expenditures or receipts in excess of $50,000;

(iv)         that in any material way purports to restrict the business activity of a party or any of its affiliates or to limit the freedom of a party or any of its affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(v)          relating to the employment of, or the performance of services by, any employee or consultant; or pursuant to which a party is or may become obligated to make any severance, termination or similar payment to any employee or director; or pursuant to which a party is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any employee or director;

(vii)        (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of a party, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of a Party, or (C) providing a Person with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to La Jolla Stock Option Plan, the Adamis Stock Option Plan and Contracts between Adamis and any Person that provide a right of first refusal, right of repurchase or cancellation or similar right in favor of Adamis;

(viii)       incorporating or relating to any guaranty or any indemnity or similar obligation;

(ix)          relating to any currency hedging;

(x)           (A) imposing any confidentiality obligation on a party (other than under agreements entered into in the Ordinary Course of Business that are not material to the Party), or (B) containing "standstill" provisions;

(xi)          (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between Adamis and any contractor or subcontractor to any Governmental Entity), or (C) relating to any funding, grant or similar agreement, proposal or commitment relating to product of the party; and

(xii)         that if terminated or breached would reasonably be expected to have a Material Adverse Effect on the Party or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Notice of Superior Proposal” shall have the meaning set forth in Section 4.5.

“Ordinary Course of Business” shall mean, in the case of each of Adamis and La Jolla, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Party” or “Parties” shall mean Adamis, Merger Sub and La Jolla.

“Person” shall mean any individual, Entity or Governmental Entity.

“Post-Effective La Jolla Stockholder Shares” shall be a number equal to (i) the La Jolla Net Cash as of the Closing Date plus $750,000, divided by (ii) the Adamis Discounted Share Price.  The “Adamis Discounted Share Price” shall mean the volume weighted average closing price of the Adamis Common Stock (as reported on the OTC Bulletin Board or other market or quotation system on which the Adamis Common Stock is quoted or traded) commencing on the first Business Day after the date of this Agreement and ending two trading days before the Closing Date, discounted by an amount set forth in the following table:

Adamis Average Share Price*	% Discount
Less than $0.25	10% (not to go below $0.20 per share)
$0.25 to $2.00	25% (not to go below $0.20 per share)
Greater than $2.00	$1.50 (fixed price)

*  Subject to adjustment, as appropriate, in the event of Recapitalization of Adamis.

By way of example only: (A) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $0.24, then the Adamis Discounted Share Price would equal $0.216 and the Post-Effective La Jolla Stockholder Shares would equal 12,731,481; (B) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $0.50, then the Adamis Discounted Share Price would equal $0.375 and the Post-Effective La Jolla Stockholder Shares would equal 7,333,333; and (C) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $2.01, then the Adamis Discounted Share Price would equal $1.50 and the Post-Effective La Jolla Stockholder Shares would equal 1,833,333.

“Pre-Closing Period” shall have the meaning as set forth in Section 4.1.

“Pre-Effective La Jolla Shares” shall be the sum of all shares of La Jolla Common Stock prior to the Effective Date that are: (a) issued and outstanding and (b) issuable upon conversion of any preferred stock of La Jolla.

“Proposals” shall have the meaning set forth in Section 5.3(b).

“Proxy Statement” shall mean the joint Proxy Statement to be filed with the SEC by La Jolla and Adamis in connection with the Merger, as said statements may be amended, and mailed to the La Jolla stockholders in connection with the La Jolla Stockholder Meeting and to the Adamis stockholders in connection with the Adamis Stockholder Meeting.

“Registration Statement” shall mean the registration statement on Form S-4 (the “S-4”) to be filed with the SEC by La Jolla, together with all amendment and supplements thereto and including the exhibits thereto.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required La Jolla Stockholder Vote” shall mean the vote of the La Jolla stockholders that is required under the DGCL or other applicable law to approve the Proposals.

“Required Adamis Stockholder Vote” shall mean the vote of the Adamis Stockholders that is required under applicable law to approve the Merger and the transactions contemplated by this Agreement.

“Reverse Stock Split” shall have the meaning set forth in Section 1.5(a)(i).

“Reverse Stock Split Ratio” shall be expressed as a fraction, the numerator of which shall equal one (1) and the denominator of which shall equal the Pre-Effective La Jolla Shares divided by the Post-Effective La Jolla Stockholder Shares.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” means an Acquisition Proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall have the meaning set forth in Section 2.12.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

“Voting Agreement” shall have the meaning set forth in the Recitals.

Schedule 9.1(l)

List of events:

•
Material manufacturing or supply problems with “Epinephrine PFS” product (including API and syringe), or any regulatory actions taken by the FDA, that result in or would be expected to result in a commercial interruption in sales of such product.

•	Any litigation filed against Adamis, its directors or officers asserting claims that could reasonably be expected to result in the occurrence of a Material Adverse Effect.

•	The loss of the services of Dennis J. Carlo as an officer, director or full-time employee of the Company for any reason whatsoever.